Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:	Ian Bailey

(305) 982-2625

For Immediate Release

ROYAL CARIBBEAN REPORTS IMPROVED SECOND QUARTER

EARNINGS AND 2010 OUTLOOK

MIAMI – July 22, 2010 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced improved earnings for the second quarter of 2010 and provided higher guidance for the third quarter and full year 2010.

Key Highlights

•	Second quarter 2010 net income increased to $60.5 million, or $0.28 per share;
•	Business conditions have remained on target in each of the company’s main markets while improved cost control has enabled the company to raise its earnings guidance for the year;
•	Operating costs were lower than expected due mainly to strong cost control, energy conservation measures, expense timing and currency fluctuations;
•	Second quarter Net Yields increased 4.9%, (5.4% on a Constant Currency basis);
•	Second quarter Net Cruise Costs per APCD, “NCC”, declined 2.8%, (2.0% on a Constant Currency basis);
•	Net Yields are expected to increase approximately 4% in the third quarter and 3% - 4% for the year as a whole, (7% and 4% - 5% respectively on a Constant Currency basis);
•	NCC are expected to be down 1% for the third quarter and down approximately 1% - 2% for the full year;
•	EPS expectation for the full year 2010 has been increased by $0.10 to $2.25 to $2.35. Third quarter 2010 EPS is expected to be in the range of $1.52 to $1.57.

“What a difference a year makes. It is gratifying to post another solid quarter with improvement in yields and strong cost control,” said Richard D. Fain, chairman and chief executive officer. Fain continued, “Despite ongoing uncertainty with the economy, our profitability continues to improve and our booking environment continues to be remarkably stable. We remain focused on strengthening our financial position and I am encouraged about the tremendous global response to our brands.”

Second Quarter 2010 Results

Royal Caribbean Cruises Ltd. today announced net income for the second quarter 2010 of $60.5 million, or $0.28 per share, compared to a net loss of $35.1 million, or ($0.16) per share, in second quarter of 2009.

Revenues improved to $1.6 billion in the second quarter of 2010 compared to $1.3 billion in the second quarter of 2009, as a result of capacity increases and yield improvements. Net Yields for the second quarter of 2010 increased 4.9% despite the impact of the stronger US Dollar.

In the second quarter of 2010, NCC decreased 2.8%, and NCC excluding fuel decreased 4.4%. Excluding currency impacts, the comparable figures would have been decreases of 2.0% and 3.4%, respectively.

Improved fuel consumption efforts resulted in significantly better fuel consumption of 318,000 metric tons during the second quarter. At-the-pump pricing (including the benefit of the company’s hedging) was virtually unchanged. Altogether, the quarter’s fuel expenditures were approximately $6 million better than previous calculations

Forward Guidance

The company reported that with the exception of currency exchange rates, the current revenue environment has remained stable. Additionally, booked load factors and average per diems continue to run ahead of same time last year for the back half of the year. Third quarter 2010 Net Yields are expected to improve approximately 7% on a Constant Currency basis, or 4% on an as-reported basis. Full Year 2010 Net Yields are expected to improve approximately 4% - 5% on a Constant Currency basis and 3% - 4% on an as-reported basis.

2 of 12

NCC are forecasted to be down 1% for the third quarter and down 1% - 2% for the full year of 2010. On a Constant Currency basis, NCC are forecasted to be flat to up slightly for the third quarter and down 1% for the full year of 2010.

“Demand for our cruises remains on track with our earlier projections,” said Brian J. Rice, executive vice president and chief financial officer. Rice continued, “The strengthening of the US Dollar will clearly result in a reduction of our reported yields, but also provides a corresponding reduction in expenses. Most importantly, our continued focus on cost controls and efficiency is driving improved earnings.”

Currency Exposure

Given the recent volatility in currency exchange rates, the company is expanding its disclosures regarding currency and has defined a non-GAAP measure of “Constant Currency.”

Based on current estimates for 2010, the company anticipates that 30% of its net revenues, and 20% of its NCC excluding fuel will be denominated in currencies other than US Dollar, with the British Pound and the Euro being the most significant components.

Fuel Expense

The company does not forecast fuel prices and its cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices the company has included $170 million and $652 million of fuel expense in its third quarter 2010 and full year 2010 guidance, respectively.

The company has made additional progress over the past quarter in optimizing the fuel consumption on many of its newer itineraries, as well as fine tuning the operations on its newest hardware. The ongoing focus on fuel consumption has allowed the company to further reduce its full year 2010 consumption estimate to 1,327,000 metric tons of fuel versus the estimates the company provided in April.

The company’s fuel consumption is currently 47% hedged for the third quarter of 2010. In keeping with its previously disclosed hedging strategy, forecasted consumption is now 48%

3 of 12

hedged for the remainder of 2010, 55% hedged in 2011, 50% hedged in 2012 and 20% hedged in 2013.

Fuel Statistics

	Third Quarter 2010	Full Year 2010
Fuel Consumption	350,000 mt	1,327,000 mt
Fuel Expenses	$170 Million	$652 Million
Percent Hedged (forward consumption)	47%	48%
Impact of 10% change in fuel prices	$9 Million	$17 Million

Forward Guidance Summary

The company provided the following estimates for the third quarter and full year 2010.

Third Quarter 2010
	Reported	Constant Currency
Net Yields	Approx. 4%	Approx. 7%
Net Cruise Costs per APCD	Approx. (1%)	Flat to up slightly
Net Cruise Costs per APCD, excluding Fuel	Approx. (2%)	Flat
Full Year 2010
	Reported	Constant Currency
Net Yields	3% - 4%	4% - 5%
Net Cruise Costs per APCD	(1%) – (2%)	Approx. (1%)
Net Cruise Costs per APCD, excluding Fuel	(1%) – (2%)	Flat – (1%)
	Third Quarter 2010	Full Year 2010
EPS	$1.52 - $1.57	$2.25 - $2.35
Capacity Increase	12.7%	11.5%
Depreciation and Amortization	$160 to $165 Million	$640 to $650 Million
Interest Expense	$78 to $83 Million	$330 to $340 Million
EUR	1.29	1.29
GBP	1.53	1.53

4 of 12

Liquidity and Financing Arrangements

As of June 30, 2010, in addition to committed unsecured financing on its three remaining newbuilds, liquidity was $1.0 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facility.

Capital Expenditures and Capacity Guidance

Based on current ship orders, projected capital expenditures for 2010, 2011 and 2012 are $2.2 billion, $1.0 billion, and $1.0 billion, respectively.

Capacity increases for the same three years are 11.5%, 7.1% and 2.0%, respectively. These capacity estimates reflect the recently announced February 2011 sale of the Celebrity Mercury.

Conference Call Scheduled

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Constant Currency

We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures. However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses can be affected by changes in currency exchange rates. Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor Net Yields and Net Cruise Costs “as if” the current periods'

5 of 12

currency exchange rates had remained constant with the comparable prior periods' rates, or on a “Constant Currency” basis.

It should be emphasized that the use of Constant Currency is primarily used for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency based fluctuations.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital

Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity. We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

6 of 12

Net Revenues

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

7 of 12

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, CDF Croisières de France, and TUI Cruises through a 50% joint venture. The company has a combined total of 39 ships in service and three under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com. www.pullmantur.com, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

Certain statements in this release constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Words such as “anticipate," “believe," “could," “estimate," “expect," “goal," “intend," “may," “plan," “project," “seek," “should," “will," and similar expressions are intended to identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the impact of disruptions in the global financial markets on the ability of our counterparties and others to perform their obligations to us including those associated with our loan agreements and derivative contracts, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, including changes in foreign exchange rates, interest rates, fuel, food, payroll, airfare for our shipboard personnel, insurance and security costs, vacation industry competition and changes in industry capacity and overcapacity, the cost of or changes in tax, environmental, health, safety, security and other laws and regulations affecting our business or our principal shareholders, pending or threatened litigation, enforcement actions, fines or penalties, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases brought about by construction faults, mechanical problems or financial difficulties encountered by shipyards or their subcontractors, negative incidents or adverse publicity concerning the cruise vacation industry including those involving unusual weather patterns or natural disasters and the health, safety and security of passengers, the international political climate, fears of terrorist and pirate attacks, armed conflict, the unavailability or cost of air service and the resulting concerns over safety and security aspects of traveling, the spread of contagious diseases, a disruption to our business related to actual or threatened natural disasters, information systems failure or similar events, our ability to differentiate our cruise brands, changes or disruptions to the travel agency industry, the loss of key personnel, strained employee relations and/or our inability to retain or recruit qualified personnel, changes in our stock price or principal shareholders, uncertainties of a foreign legal system as we are not incorporated in the United States, the unavailability of ports of call, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

Financial Tables Follow

(####)

8 of 12

ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Passenger ticket revenues	$1,159,453	$956,593	$2,241,974	$1,905,863
Onboard and other revenues	442,244	392,422	845,373	768,754
Total revenues	1,601,697	1,349,015	3,087,347	2,674,617
Cruise operating expenses:
Commissions, transportation and other	271,140	232,552	539,790	468,381
Onboard and other	124,190	112,523	215,125	195,757
Payroll and related	188,608	165,466	368,042	334,212
Food	93,850	80,913	186,497	166,316
Fuel	164,118	136,488	319,057	291,363
Other operating	244,281	237,493	482,951	461,742
Total cruise operating expenses	1,086,187	965,435	2,111,462	1,917,771
Marketing, selling and administrative expenses	211,795	190,593	422,843	379,750
Depreciation and amortization expenses	160,031	137,925	317,606	277,781
Operating Income	143,684	55,062	235,436	99,315
Other income (expense):
Interest income	1,363	1,159	2,732	2,889
Interest expense, net of interest capitalized	(83,846)	(68,327)	(167,770)	(147,789)
Other (expense) income	(655)	(22,980)	77,595	(25,739)
	(83,138)	(90,148)	(87,443)	(170,639)
Net Income	$60,546	$(35,086)	$147,993	$(71,324)

Earnings Per Share:
Basic	$0.28	$(0.16)	$0.69	$(0.33)
Diluted	$0.28	$(0.16)	$0.68	$(0.33)

Weighted-Average Shares Outstanding:
Basic	215,043	213,780	214,680	213,734
Diluted	217,561	213,780	217,304	213,734

STATISTICS

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Passengers Carried	1,112,984	937,610	2,230,514	1,911,276

Passenger Cruise Days	7,817,339	6,738,213	15,402,065	13,560,581

APCD	7,543,536	6,585,128	14,897,628	13,328,584
Occupancy	103.6%	102.3%	103.4%	101.7%

 9 of 12

ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of
	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$318,820	$284,619
Trade and other receivables, net	212,204	338,804
Inventories	110,695	107,877
Prepaid expenses and other assets	223,913	180,997
Derivative financial instruments	45,516	114,094
Total current assets	911,148	1,026,391

Property and equipment, net	15,683,297	15,268,053
Goodwill	718,399	792,373
Other assets	990,170	1,146,677
	$18,303,014	$18,233,494

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,001,343	$756,215
Accounts payable	292,047	264,554
Accrued interest	105,047	147,547
Accrued expenses and other liabilities	658,389	521,190
Customer deposits	1,398,003	1,059,524
Total current liabilities	3,454,829	2,749,030
Long-term debt	7,109,013	7,663,555
Other long-term liabilities	491,405	321,192

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
225,428,145 and 224,258,247 shares issued, June 30, 2010	2,254	2,243
and December 31, 2009, respectively)
Paid-in capital	3,002,106	2,973,495
Retained earnings	4,902,943	4,754,950
Accumulated other comprehensive (loss) income	(245,832)	182,733
Treasury stock (10,308,683 common shares at cost, June 30, 2010 and December 31, 2009)	(413,704)	(413,704)
Total shareholders' equity	7,247,767	7,499,717
	$18,303,014	$18,233,494

10 of 12

ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	June 30,
	2010	2009

Operating Activities
Net income (loss)	$147,993	$(71,324)
Adjustments:
Depreciation and amortization	317,606	277,781
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	127,131	46,842
Increase in inventories	(5,607)	(6,312)
Increase in prepaid expenses and other assets	(37,937)	(20,197)
Increase in accounts payable	23,622	17,670
Decrease in accrued interest	(42,500)	(47,927)
Decrease in accrued expenses and other liabilities	(13,514)	(23,453)
Increase in customer deposits	320,382	131,792
Cash received on settlement of derivative financial instruments	172,993	-
Other, net	733	37,986
Net cash provided by operating activities	1,010,902	342,858

Investing Activities
Purchases of property and equipment	(847,541)	(323,589)
Cash (paid) received on settlement of derivative financial instruments	(7,121)	49,303
Loans and equity contributions to unconsolidated affiliates	-	(181,683)
Proceeds from the sale of Celebrity Galaxy	-	290,928
Other, net	(8,266)	(5,883)
Net cash used in investing activities	(862,928)	(170,924)

Financing Activities
Debt proceeds	1,081,069	75,813
Debt issuance costs	(36,929)	(15,456)
Repayments of debt	(1,168,928)	(327,648)
Proceeds from exercise of common stock options	11,377	-
Other, net	748	721
Net cash used in financing activities	(112,663)	(266,570)

Effect of exchange rate changes on cash	(1,110)	1,516

Net increase (decrease) in cash and cash equivalents	34,201	(93,120)
Cash and cash equivalents at beginning of period	284,619	402,878
Cash and cash equivalents at end of period	$318,820	$309,758

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$159,288	$171,856

11 of 12

ROYAL CARIBBEAN CRUISES LTD.

NON-GAAP RECONCILING INFORMATION

(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Six Months Ended
	June 30,			June 30,
		2010			2010
		After			After
		adjusting for			adjusting for
		changes in			changes in
	2010	currency	2009	2010	currency	2009
Passenger ticket revenues	$1,159,453	$1,168,813	$956,593	$2,241,974	$2,207,902	$1,905,863
Onboard and other revenues	442,244	444,577	392,422	845,373	845,041	768,754
Total revenues	1,601,697	1,613,390	1,349,015	3,087,347	3,052,943	2,674,617
Less:
Commissions, transportation and other	271,140	274,148	232,552	539,790	533,049	468,381
Onboard and other	124,190	126,948	112,523	215,125	216,672	195,757
Net revenues	$1,206,367	$1,212,294	$1,003,940	$2,332,432	$2,303,222	$2,010,479

APCD	7,543,536	7,543,536	6,585,128	14,897,628	14,897,628	13,328,584
Gross Yields	$212.33	$213.88	$204.86	$207.24	$204.93	$200.67
Net Yields	$159.92	$160.71	$152.46	$156.56	$154.60	$150.84

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Six Months Ended
	June 30,			June 30,
		2010			2010
		After			After
		adjusting for			adjusting for
		changes in			changes in
	2010	currency	2009	2010	currency	2009
Total cruise operating expenses	$1,086,187	$1,098,522	$965,435	$2,111,462	$2,108,808	$1,917,771
Marketing, selling and administrative expenses	211,795	213,389	190,593	422,843	419,644	379,750
Gross Cruise Costs	1,297,982	1,311,911	1,156,028	2,534,305	2,528,452	2,297,521
Less:
Commissions, transportation and other	271,140	274,148	232,552	539,790	533,049	468,381
Onboard and other	124,190	126,948	112,523	215,125	216,672	195,757
Net Cruise Costs	$902,652	$910,815	$810,953	$1,779,390	$1,778,731	$1,633,383

APCD	7,543,536	7,543,536	6,585,128	14,897,628	14,897,628	13,328,584
Gross Cruise Costs per APCD	$172.07	$173.91	$175.55	$170.11	$169.72	$172.38
Net Cruise Costs per APCD	$119.66	$120.74	$123.15	$119.44	$119.40	$122.55

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	June 30,	December 31,
	2010	2009
Long-term debt, net of current portion	$7,109,013	$7,663,555
Current portion of long-term debt	1,001,343	756,215
Total debt	8,110,356	8,419,770
Less: Cash and cash equivalents	318,820	284,619
Net Debt	$7,791,536	$8,135,151

Total shareholders' equity	$7,247,767	$7,499,717
Total debt	8,110,356	8,419,770
Total debt and shareholders' equity	15,358,123	15,919,487
Debt-to-Capital	52.8%	52.9%
Net Debt	7,791,536	8,135,151
Net Debt and shareholders' equity	$15,039,303	$15,634,868
Net Debt-to-Capital	51.8%	52.0%

12 of 12